Mail Stop 3561
      							September 1, 2005

Via U.S. Mail and Fax (781) 904-5605
Ms. Karen Walker
Vice President and Chief Financial Officer
Boston Communications Group, Inc.
55 Middlesex Turnpike
Bedford, MA  01730

	RE:	Boston Communications Group, Inc.
      Form 10-K for the fiscal year ended December 31, 2004
		Filed March 16, 2005
		File No. 0-28432

Dear Ms. Walker:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.

							Sincerely,



							/s/ Larry Spirgel
							Assistant Director



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